UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2004

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization) 2399 26th Avenue North, St. Petersburg, Florida (Address of principal executive offices)	(IRS Employer Identification No.) 33713 (Zip Code)

(727) 822-4411

(Registrants telephone number)

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

Flanders Corporation (Nasdaq:FLDR), today announced its results for its third quarter ended September 30, 2004.  The Company reported earnings for the third quarter of $2.8 million, or $0.11 per share, compared to $2.3 million, or $0.09 per share in the third quarter of 2003.

Revenues for the quarter were up $4.6 million or 9% to $54.8 million from $50.2 million in the third quarter of 2003.  The Company experienced excellent growth in all product lines during the quarter.  It also appears that the Company continues to increase its overall market share in all areas.  The sales growth in the containment (Chemical, Biological and Radioactive) group continues to lead the Company.

Stockholders equity has increased $8 million from $80.7 million at December 31, 2003 to $88.7 million as of September 30, 2004. The stockholders equity increased from $3.10 per share as of December 31, 2003 to $3.38 per share as of September 30, 2004.

Robert Amerson, Chairman of the Board, commented, “We are implementing price increases for the first quarter of 2005 and hope to see double digit growth in our retail sector as we execute our national advertising program.”

Robert Amerson continued, “We are continuing to see a tremendous amount of interest in our high-end containment products for government and commercial controlled environments.  We are acquiring contracts in this area, expanding our operations in Aiken, South Carolina to facilitate future growth in a state of the art facility and actively bidding certain contracts.  Success in this area could have a major impact on our overall business and we believe that we should see significant growth during the first quarter of 2005. This is a developing market, and we currently have no reliable data as to the size of this niche.  We have a competitive advantage with these customers given our long experience in what was, historically, a niche specialty manufacturing area.”

Conference Call

The Company has scheduled a conference call for Tuesday morning, October 26, 2004 at 10:00 EST.  People wishing to participate in the conference call should dial 877-691-0877 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q3 2004	Q3 2003
Net sales	$ 54.8	$ 50.2
Gross profit	12.6	11.9
Operating expenses	8.7	8.3
Operating income	4.0	3.6
Earnings before income taxes	4.0	3.3
Net earnings	$ 2.8	$ 2.3
Net earnings per share: Basic	$ 0.11	$ 0.09
Diluted	$ 0.10	$ 0.09
Common shares outstanding: Basic	26.2	26.0
Diluted	27.4	26.4

Selected Balance Sheet Data (in Millions)	9/30/2004	12/31/2003
Working capital	$ 51.9	$ 45.5
Total assets	157.4	145.4
Long-term obligations, including current maturities	25.3	26.3
Total shareholders’ equity	88.7	80.7

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 25, 2004

FLANDERS CORPORATION

By: /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/Chief Operating Officer and Director